EXHIBIT 10.27


                                  ENTRADE INC.
                               500 CENTRAL AVENUE
                           NORTHFIELD, ILLINOIS 60093



November 11, 1999


Carrie L. Shea
577 East Spruce Avenue
Lake Forest, Illinois  60045

Dear Carrie:

         We are thrilled that you have accepted our offer to join the Entrade team effective as of November 11, 1999. This letter is intended to set forth the terms and conditions of your employment. Your title will be Executive Vice President - Marketing and Strategy. Your base salary will be at a rate of $200,000 per year, payable in accordance with Entrade's usual payroll practices. Entrade will issue you an option to acquire 150,000 shares of its common stock at an exercise price equal to the closing price for Entrade's common stock on November 10, 1999, which was $22.3125 per share. The options will vest as to 50,000 shares on each of November 11, 2000, November 11, 2001, and November 11, 2002.

         Entrade agrees to pay you during the first quarter of 2000 a bonus of $25,000, subject to all customary deductions and withholdings. Thereafter, unless your employment is earlier terminated, Entrade will pay to you a bonus prior to the end of each calendar year during your employment in an amount determined in accordance with the performance and other criteria set forth in a bonus plan to be adopted by Entrade's Board of Directors. You may be granted such additional bonuses and stock option awards as determined from time to time by the Company's Board of Directors.

         You will be eligible to participate in all Entrade employee benefit plans including group health, dental, pension, long-term disability, 401(k), and life insurance. Notwithstanding any other provision on this letter, your employment will be at will; provided that, if Entrade terminates your employment without cause, Entrade will pay to you a lump sum equal to six months of your base salary at the time of termination.

         Please sign a copy of this letter and return it to me to signify your agreement with the terms set forth in this letter.

Welcome aboard!

Very truly yours,

ENTRADE INC.



Mark F. Santacrose
President

Acknowledged and agreed:


/S/Carrie L. Shea
----------------------
Carrie L. Shea
November __, 1999